SUPERVISION AND ADMINISTRATION AGREEMENT

THIS SUPERVISION AND ADMINISTRATION AGREEMENT (the “Agreement”) is made as of the applicable Effective Date listed on Schedule A hereto, by and between each party listed on Schedule A hereto, each severally and not jointly (each, a “Fund”), and Wellington Fund Services LLC (the “Administrator”), a limited liability company organized under the laws of the State of Delaware.

WHEREAS, each Fund is a closed-end, management investment company and has registered or intends to register as such with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, each Fund has entered into an Investment Management Agreement, as amended and supplemented from time to time, with Wellington Management Company LLP (“WMC”) (each, an “Investment Management Agreement”), under which the Fund has retained WMC to provide investment advisory services with respect to the Fund in the manner and on the terms set forth therein; and

WHEREAS, each Fund desires to retain the Administrator to provide or procure supervisory and administrative and other services to the Fund, and the Administrator is willing to furnish such services and/or to arrange for such services from third parties and/or its affiliates, on the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the premises, the promises and mutual covenants herein contained, it is agreed between the parties as follows:

1. Appointment. Each Fund hereby appoints the Administrator, subject to the direction of the Board of Trustees of the Fund (the “Trustees”), for the period and on the terms set forth in this Agreement, to provide or procure the supervisory and administrative and other services, as described herein, with respect to the Fund and the Fund’s subsidiary entity/ies listed on Schedule B hereto (each, a “Subsidiary”), as applicable. The Administrator accepts such appointment and agrees during such period to render or procure the services set forth herein for the compensation herein provided.

2. Services of the Administrator.

Subject to the general supervision and direction of the Trustees, the Administrator shall provide or cause to be performed by a third-party or affiliate (including WMC) all supervisory and administrative and other services reasonably necessary for the operation of each Fund and its Subsidiary/ies (as applicable) other than the investment advisory services provided pursuant to the applicable Investment Management Agreement or pursuant to the investment management agreement(s), as amended and supplemented from time to time, between the Subsidiary/ies (as applicable) and WMC. These services shall include the following:

(a) Provide the following services in furtherance of the ordinary operation of each Fund and its Subsidiary/ies (as applicable) including, but not limited to:

i.	supervising and coordinating all matters relating to the ordinary operation of the Fund and its Subsidiary/ies (as applicable), including any necessary coordination among WMC, the custodian, transfer agent, sub-administrator and any portfolio accounting agent (including pricing and valuation of the Fund’s portfolio), other pricing services, accountants, and other parties performing services or operational functions for the Fund or its Subsidiary/ies (as applicable);

ii.	maintaining or supervising the maintenance by third parties of such books and records of the Fund as may be required by applicable U.S. federal or state law, other than the records and ledgers maintained under the applicable Investment Management Agreement;
iii.	preparing or supervising the preparation by third parties of all federal, state, local and foreign tax returns and reports relating to the Fund required by applicable law;
iv.	causing WMC to supervise and perform general portfolio compliance monitoring with respect to applicable U.S. federal, state or foreign law or regulation;
v.	causing WMC to prepare or supervise the preparation and the filing, with the assistance of counsel, and arrange for the distribution of proxy materials and periodic reports to financial intermediaries who hold shares of the Fund in nominee name or shareholders of the Fund or other appropriate parties as required by applicable law and/or as agreed to with such financial intermediary or shareholder, as applicable;
vi.	causing WMC to prepare or supervise the preparation and the filing, with the assistance of counsel, of such registration statements and other documents with the SEC and other U.S. federal and state or other regulatory authorities as may be required to register the Fund’s shares and qualify the Fund to do business or as otherwise required by applicable law;
vii.	causing WMC to take such other action with respect to the Fund and its Subsidiary/ies (as applicable) as may be required by applicable law, including without limitation the rules and regulations of the SEC, including Rule 23c-3 under the 1940 Act with respect to operations as an “interval fund” or Rule 13e-4 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), with respect to operations as a “tender offer fund,” as applicable, the Commodity Futures Trading Commission (the “CFTC”), state securities commissions and other governmental and regulatory agencies (such actions shall include, but are not limited to, establishment and maintenance of a compliance program in accordance with Rule 38a-1 under the 1940 Act, support of the Fund’s Chief Compliance Officer, and systems and procedures necessary to effectuate the compliance program);
viii.	providing the Fund and its Subsidiary/ies (as applicable), with the assistance of counsel, legal support for the purchase, sale, holding, monitoring, disposing or sustenance of portfolio securities and other assets for the Fund and its Subsidiary/ies (as applicable);
ix.	providing the Fund, at the Administrator’s expense, with adequate personnel, office space, communications facilities, and other facilities necessary for the effective performance of the supervision and administration of the Fund as contemplated in this Agreement as well as providing the Fund, at the Administrator’s expense, with the services of a sufficient number of persons competent to perform such supervisory and administrative and clerical functions as are necessary for compliance with federal securities laws and other applicable laws;
x.	arranging for meetings of the Fund’s Trustees and, in connection therewith, providing the Trustees with necessary or appropriate information for their meetings;
xi.	causing WMC to supervise the maintenance of the Fund’s existence, and during such time as shares of the Fund are publicly offered, maintain the registration and qualification of the Fund’s shares under federal and state law; and
xii.	causing WMC to supervise the maintenance of the Fund’s organizational and governance documents.

Reference in this subparagraph (a) to “laws” will include any applicable regulations. Nothing in this subparagraph (a) shall be deemed to inhibit a Fund or its officers from engaging, at the expense of such Fund, other persons to assist in providing other related services to the Fund.

(b) Render to the Trustees of each Fund such periodic and special reports as the Trustees may reasonably request.

(c) Make available to each Fund, promptly upon request, any of such Fund’s books and records under supervision of the Administrator under this Agreement, and furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Administrator’s services under this Agreement that may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations.

(d) Make its officers and employees available to the Trustees and officers of each Fund for consultation and discussions regarding the supervision and administration of the Fund and its Subsidiary/ies (as applicable) and the services provided to the Fund under this Agreement.

(e) (i) Supervise each Fund’s accountant in determining, consistent with the Fund’s valuation procedures and the policies and procedures stated in the Fund’s registration statement, the value of portfolio securities or other assets of the Fund and the net asset value per share for the Fund; and, (ii) as directed by the Trustees or the Trustees’ valuation designee, assist with the calculation of the value of any of a Fund’s portfolio securities and other assets which do not have readily available market quotations, for recommendation to or ratification by the Trustees of the Fund, or the Trustees’ valuation designee, as applicable.

(f) Supervise each Fund’s sub-administrator in its performance of certain sub-administration and sub-accounting services for the Fund.

(g) The Administrator shall also provide services in connection with such other administrative services, whether similar to or different from those described in subparagraphs (a)-(f) of this paragraph 2, as the parties may from time to time agree in writing.

(h) The Administrator shall also procure on behalf of each Fund the following persons to provide services to the Fund, to the extent necessary: (i) a custodian or custodians for the Fund to provide for the safekeeping of the Fund’s assets; (ii) a recordkeeping agent to maintain the portfolio accounting records for the Fund; (iii) a transfer agent(s) for the Fund; (iv) a sub-administrator(s) for the Fund; and (v) a dividend disbursing agent or registrar for the Fund. Each Fund and/or the Administrator may be a party to any agreement with any of the persons referred to in this subparagraph (h).

(i) In the event that the Administrator provides any services to a Fund, or pays or assumes a Fund expense, which the Administrator is not obligated to provide, pay or assume under this Agreement, the Administrator shall not be obligated hereby to provide the same or any similar service to a Fund or to pay or assume the same or any similar Fund expense in the future; provided, that nothing herein contained shall be deemed to relieve the Administrator of any obligation to the Funds under any separate agreement or arrangement between the parties.

3.	Conformity with Applicable Law and Industry Standard.

The Administrator, in the performance of its duties and obligations under this Agreement, shall act in conformity with the registration statement of each Fund and with the instructions, procedures and directions of the Trustees of each Fund and will conform to, and comply with, the requirements of the 1940 Act and all other applicable federal and state laws and regulations. In addition, the Administrator shall seek to maintain a standard of service that is consistent with those prevailing in the fund industry for comparable funds.

4.	Exclusivity.

The services of the Administrator to the Funds under this Agreement are not to be deemed exclusive, and the Administrator, or any affiliate thereof, shall be free to render similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of any of the Funds) and to engage in other activities.

5.	Representations.

The Administrator represents to each Fund that (i) it has the requisite power and authority under applicable laws and by its organizational documents to enter into and perform this Agreement; (ii) all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement; (iii) its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it; and (iv) it has duly adopted written policies and procedures that are reasonably designed to prevent violation of the U.S. federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided to each Fund under this Agreement.

6.	Expenses.

During the term of this Agreement, the Administrator will pay all expenses incurred by it in connection with its obligations under this Agreement, except such expenses as are assumed by each Fund under this Agreement. The Administrator assumes and shall pay for maintaining its staff and personnel and shall, at its own expense, provide the equipment, office space, office supplies and facilities necessary to perform its obligations under this Agreement, including, but not limited to, communications facilities, computer systems and applications, internet access, and a web servicing platform and internet website.

(a) Administrator Expenses. In addition, the Administrator or its affiliates shall bear the following expenses under this Agreement with respect to each Fund:

i.	Expenses of the Fund’s sub-administrator.

(b) Fund Expenses. Each Fund shall bear the following expenses:

i.	Salaries and other compensation or expenses, including travel expenses, of any of the Fund’s executive officers and employees, if any, who are not officers, directors, shareholders, members, partners or employees of the Administrator or its subsidiaries or affiliates;

ii.	Taxes and governmental fees, if any, levied against the Fund;

iii.	Brokerage fees and commissions, and other portfolio transaction expenses incurred by or for the Fund (including, without limitation, fees and expenses of outside legal counsel or third-party consultants retained in connection with reviewing, negotiating and structuring specialized loans and other investments made by the Fund, and any costs associated with originating loans, asset securitizations, alternative lending-related strategies and so-called “broken-deal costs” (e.g., fees, costs, expenses and liabilities, including, for example, due diligence-related fees, costs, expenses and liabilities, with respect to unconsummated investments));

iv.	Expenses of the Fund’s securities lending (if any), including any securities lending agent fees, as governed by a separate securities lending agreement;

v.	Costs, including interest expenses, of borrowing money or engaging in other types of leverage financing including, without limitation, through the use by the Fund of reverse repurchase agreements, dollar rolls, bank borrowings, credit facilities and tender option bonds;

vi.	Costs, including dividend and/or interest expenses and other costs (including, without limitation, offering and related legal costs, fees to brokers, fees to auction agents, fees to transfer agents, fees to ratings agencies and fees to auditors associated with satisfying ratings agency requirements for preferred shares or other securities issued by the Fund and other related requirements in the Fund’s organizational documents) associated with the Fund’s issuance, offering, redemption and maintenance of preferred shares, commercial paper or other instruments (such as the use of reverse repurchase agreements, dollar rolls, bank borrowings, credit facilities and tender option bonds) for the purpose of incurring leverage;

vii.	Fees and expenses of any underlying funds or other pooled vehicles in which the Fund invests;

viii.	Dividend and interest expenses on short positions taken by the Fund;

ix.	Fees and expenses, including reasonable travel expenses and technology support, and fees and expenses of legal counsel retained for their benefit, of Trustees who are not officers, employees, partners, shareholders or members of the Administrator or its subsidiaries or affiliates;

x.	Extraordinary expenses, including extraordinary legal expenses, as may arise, including, without limitation, expenses incurred in connection with litigation, proceedings, other claims, and the legal obligations of the Fund to indemnify its Trustees, officers, employees, shareholders, distributors, and agents with respect thereto;

xi.	Fees and expenses, including legal, printing and mailing, solicitation and other fees and expenses associated with and incident to shareholder meetings and proxy solicitations;

xii.	Organizational and offering expenses of the Fund, including registration (including share registration fees), legal, regulatory, marketing (to the extent payable pursuant to a plan adopted under Rule 12b-1 of the 1940 Act (a “Rule 12b-1 Plan”) or a similar plan adopted by the Trustees with respect to that share class), printing, accounting and other expenses, associated with organizing the Fund in its state of jurisdiction and in connection with the initial registration of the Fund under the 1940 Act and the initial registration of its shares under the Securities Act of 1933, as amended (the “Securities Act”) (i.e., through the effectiveness of the Fund’s initial registration statement on Form N-2) and fees and expenses associated with seeking, applying for and obtaining formal exemptive, no-action and/or other relief from the SEC in connection with the issuance of multiple share classes and in connection with co-investment transactions, if any;

xiii.	Except as otherwise specified herein as an expense of the Administrator, any expenses allocated or allocable to a specific class of shares;

xiv.	Expenses and fees paid to agents and intermediaries for sub-transfer agency, sub-accounting and other administrative services in respect of shares of the Fund (or shares of a particular share class) held through omnibus and networked, record shareholder accounts (together, “Sub-Transfer Agency Expenses”);

xv.	Distribution and/or service fees paid pursuant to a Rule 12b-1 Plan or similar plan adopted by the Trustees of the Fund for a particular share class;

xvi.	Expenses of the Fund which are capitalized in accordance with generally accepted accounting principles;

xvii.	Expenses of all audits by the Fund’s independent public accountants;

xviii.	Expenses of the Fund’s transfer agent, registrar, dividend disbursing agent, and recordkeeping agent;

xix.	Expenses of the Fund’s custodial services, including any recordkeeping services provided by the custodian;

xx.	Expenses of obtaining quotations for calculating the value of the Fund’s net assets;

xxi.	Expenses of maintaining the Fund’s tax records;

xxii.	Expenses and fees, including external legal fees, incident to: the preparation, printing and distribution of the Fund’s prospectuses, notices, press releases and reports to existing shareholders; the preparation and filing of registration statements and updates thereto and reports to regulatory bodies; the maintenance of the Fund’s existence and qualification to do business; issuing, redeeming and repurchasing shares (provided that, as applicable, each Fund operating as an interval fund may impose a repurchase fee on periodic repurchases, pursuant to Rule 23c-3 under the 1940 Act); registering and qualifying for sale, shares with federal and state securities authorities following the initial registration of the Fund’s shares under the Securities Act (i.e., not in connection with the organization of the Fund) and following any registration of a new class of shares of the Fund subsequent to its initial registration; and the expense of qualifying and listing existing shares with any securities exchange or other trading system, if any;

xxiii.	The Fund’s ordinary legal fees, including the legal fees that arise in the ordinary course of business for a Delaware statutory trust, registered as a closed-end management investment company and, as applicable, that operates as an “interval fund” pursuant to Rule 23c-3 under the 1940 Act or as a “tender offer fund” pursuant to Rule 13e-4 under the Exchange Act, or that is listed for trading with a securities exchange or other trading system;

xxiv.	The Fund’s pro rata portion of the fidelity bond required by Section 17(g) of the 1940 Act, Directors & Officers/Errors & Omissions (D&O/E&O) liability insurance, or other insurance premiums; and

xxv.	Organizational and offering expenses, including registration (including share registration fees), legal, regulatory, marketing (to the extent payable pursuant to a Rule 12b-1 Plan or a similar plan adopted by the Trustees for a particular share class), printing, accounting and other expenses, in connection with any registration of a new class of shares of the Fund subsequent to its initial registration.

7.	Compensation.

(a) For the services provided by the Administrator to each Fund pursuant to this Agreement, for the facilities furnished and for the expenses borne by the Administrator pursuant to paragraph 6, each Fund shall pay to the Administrator a fee (the “Supervisory and Administrative Fee”) in an amount as set forth on Schedule A hereto. The fee rates applicable to each share class of each Fund shall be set forth on Schedule A hereto. The Administrator will pay all fees of the sub-administrator in connection with its duties in respect of each Fund.

(b) In the event of termination of this Agreement, the Supervisory and Administrative Fee provided in this paragraph 7 shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month.

8.	Liability; Indemnification.

(a) The Administrator shall give each Fund the benefit of the Administrator’s reasonable best efforts and diligence in rendering services under this Agreement. The parties acknowledge the importance of the Administrator freely exercising its reasonable judgment in the performance of its responsibilities, obligations and duties hereunder, and thus the Administrator may rely on information reasonably believed by it to be accurate and reliable. Accordingly, in the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the responsibilities, obligations or duties hereunder, neither the Administrator nor its members, officers, directors, employees, agents or control persons (collectively, the “Covered Persons”) shall be subject to any liability for any act or omission in connection with or arising out of any services rendered under this Agreement or otherwise related to this Agreement, or for any Losses (as defined below) that may be sustained in the purchase, holding or sale of any security or other asset by a Fund. Any liability incurred by the Administrator with respect to any Fund pursuant to this paragraph 8(a) in any year shall be limited to the revenues of the Administrator derived from such Fund in that fiscal year of the Fund. The Administrator shall be responsible as provided herein for the performance of only such duties as are set forth in this Agreement and shall have no responsibility for the actions or activities of any other party, including other agents of or service providers to a Fund. The Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder.

(b) The Administrator is authorized and instructed to rely upon the information it receives from each Fund, its Trustees or any third-party agent (including, without limitation, the Fund’s custodian(s), pricing services or sources) authorized by the Fund to provide such information to the Administrator. Each Fund and any third-party agents from which the Administrator shall receive or obtain certain records, reports and other data used or relied upon by the Administrator in rendering the services provided hereunder are solely responsible for the contents of such information, including, without limitation, the accuracy thereof. The Administrator has no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information and shall be without liability for any loss or damage suffered by a Fund as a result of the Administrator’s reliance on and utilization of such information. The Administrator shall have no responsibility and shall be without liability for any loss or damage caused by the failure of a Fund or any third-party agent to provide it with the information required.

(c) Each Fund shall indemnify and save harmless the Covered Persons and their executors, heirs, assigns, successors or other legal representatives (“Indemnitees”), to the fullest extent permitted by law, from and against any and all claims, liabilities, damages, losses, costs, charges, fees, penalties and other expenses (including reasonable attorney’s fees and disbursements) of every nature and character (“Losses”), which may be asserted against or incurred by any Indemnitee or for which any Indemnitee may be held liable (a “Claim”) and that in any way arise out of or in connection with, or in any way relate to, the performance or non-performance of or by the Indemnitee of any of the Administrator’s duties, responsibilities, or services with respect to such Fund hereunder, whether express or implied hereunder; provided, however, that no Indemnitee shall be indemnified against any liability by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the Indemnitee’s duties under this Agreement (“disabling conduct”).

(d) Expenses, including reasonable counsel fees incurred by the Indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), shall be paid from time to time by the applicable Fund in advance of the final disposition of a proceeding upon receipt by such Fund of an undertaking by or on behalf of the Indemnitee to repay amounts so paid to the Fund if it is ultimately determined that indemnification of such expenses is not indemnifiable under this Agreement; provided, however, that expenses shall not be advanced by a Fund unless (i) the Indemnitee has provided security considered in the reasonable discretion of the Trustees of the Fund to be appropriate for such undertaking; or (ii) the Fund shall be insured against losses arising from any such advance payments; or (iii) a reasonable belief is formed that the Indemnitee ultimately will be found entitled to indemnification, as determined by either (x) a majority of the Trustees who are not “interested persons” (as such term is defined in the 1940 Act) of the Fund who are not parties to the proceeding, acting on the matter, or (y) independent legal counsel, in a written opinion that includes a discussion of pertinent facts and legal analysis, based upon a review of readily available facts (as opposed to a full trial-type inquiry).

(e) Promptly after receipt of notice of the commencement of an investigation, action, claim or proceeding, an Indemnitee shall notify each Fund in writing of the commencement thereof, although the failure to do so shall not prevent recovery under this paragraph. Each Fund shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Loss or Claim, but if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by the Fund and approved by the Indemnitee, which approval shall not be unreasonably withheld. In the event a Fund elects to assume the defense of any such suit and retain such counsel and notifies the Indemnitee of such election, the Indemnitee in such suit shall bear the fees and expenses of any additional counsel retained by it subsequent to the receipt of the Fund’s election. If a Fund does not elect to assume the defense of any such suit, or in case the Indemnitee does not, in the exercise of reasonable judgment, approve of counsel chosen by the Fund, or in case there is a conflict of interest between the parties or a party and any Indemnitee, the Fund will reimburse the Indemnitee in such suit for the reasonable fees and expenses of any counsel retained by the Indemnitee.

(f) In the event a Fund elects to assume its own defense in any such suit, the Fund agrees that it shall not enter into any settlement agreement or similar agreement with other parties in such suit unless the Administrator and all of the other Indemnitees named as defendants are unconditionally released in such agreement or arrangement, or unless the Administrator provides its consent to such settlement or similar arrangement in writing.

(g) The Administrator shall look solely to applicable Fund property for satisfaction of claims of any nature against the applicable Fund or a Trustee, officer or agent of the Fund arising in connection with the affairs of the Fund.

(h) The indemnification agreement and all obligations of the parties contained in this paragraph 8 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party seeking indemnification and shall survive the delivery of any shares of the applicable Fund and the termination of this Agreement. This agreement of indemnity will inure exclusively to the benefit of parties indemnified hereunder and their estates and successors.

9.	Effectiveness and Termination.

(a) This Agreement shall take effect with respect to each Fund as of the close of business on the effective date for such Fund listed in Schedule A hereto (each, an “Effective Date”) (and, with respect to any amendment, or with respect to any additional fund, the date of the amendment or supplement hereto or Effective Date for such additional fund, as applicable), and shall remain in effect for such Fund, unless sooner terminated as provided herein, until the earlier of two years from the Effective Date or such earlier date as determined by resolution of the Fund’s Trustees, and shall continue thereafter on an annual basis with respect to the Fund provided that such continuance is specifically approved at least annually: (i) by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by the Fund’s Trustees; and (ii) by the vote, cast in person at a meeting called for such purpose, of a majority of the Fund’s Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party and who have no direct or indirect financial interest in the operation of this Agreement; provided, however, that if the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Administrator may continue to serve hereunder with respect to the Fund in a manner consistent with the 1940 Act. If this Agreement is terminated or not renewed with respect to one or more Funds or share classes it may continue in effect with respect to any other Fund or share class as to which it has not been terminated (or has been renewed).

(b) This Agreement may be terminated, with respect to a Fund or a particular share class of the Fund, at any time, without the payment of any penalty, by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or such share class, or by a vote of a majority of the Fund’s Trustees on 60 days’ written notice to the Administrator, or by the Administrator on 60 days’ written notice to the Fund. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

10.	Amendment.

This Agreement may not be amended or modified in any manner except by a written agreement executed by the Administrator and each Fund affected by such amendment or modification; provided, however, that Schedule A and Schedule B hereto may be amended from time to time to add or remove one or more Funds and/or Subsidiaries, by each applicable Fund’s and/or Subsidiary’s execution and delivery to the Administrator of an amended Schedule A or Schedule B, as applicable, and the execution of such amended Schedule by the Administrator, in which case such amendment shall take effect immediately upon execution by the Administrator.

11.	Limitation of Liability of Trustees.

Notice is hereby given that this Agreement is executed by an officer of each Fund on behalf of the Fund’s Trustees, as Trustees and not individually, and that the obligations of this Agreement with respect to the Fund shall be binding upon the assets and the properties of the Fund only and shall not be binding upon the assets or properties of the Trustees, officers, agents or shareholders of the Fund individually.

12.	Fund Ownership of Records.

All records required to be maintained and preserved by each Fund and by the Administrator pursuant to the provisions or rules or regulations of the SEC under Section 31(a) of the 1940 Act, including any such records maintained by the Administrator in connection with the performance of its obligations hereunder, are the property of the Fund and shall be surrendered by the Administrator promptly on request by the Fund; provided that the Administrator may at its own expense, make and retain copies of any such records.

13.	Notices.

Notices of any kind shall be in writing and shall be duly given if delivered to (1) the Administrator at Wellington Fund Services LLC, 280 Congress Street, Boston, Massachusetts 02210; or (2) each Fund at 280 Congress Street, Boston, Massachusetts 02210.

14.	Independent Contractor.

The Administrator, and any others with whom the Administrator subcontracts to provide the services set forth in this Agreement, shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trustees of each Fund from time to time, have no authority to act for or represent any Fund in any way or otherwise be deemed its agent.

15.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

16.	Applicable Law; Severability; Construction; Third-Party Beneficiaries.

(a) This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, and without regard for the conflicts of laws principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, as amended, or any rule or order of the SEC thereunder, or the Commodity Exchange Act, or any rule or order of the CFTC thereunder.

(b) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party, hereunder, such provisions with respect to other parties hereto shall not be affected thereby.

(c) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(d) No person other than each Fund and the Administrator is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement; there are no third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any person other than each Fund (including without limitation any shareholder in the Fund) any direct, indirect, derivative, or other rights against Administrator, or (ii) create or give rise to any duty or obligation on the part of Administrator (including without limitation any fiduciary duty) to any person other than each Fund, all of which rights, benefits, duties, and obligations are hereby expressly excluded. If another fund or funds are added to this Agreement, this provision shall be interpreted to apply to each such fund as it applies to each Fund hereunder, in each case on a separate (and neither jointly nor joint and several) basis with respect to each Fund and each such other fund.

17.	Entire Agreement.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

18.	Several Agreement of each Fund.

This Agreement, including all covenants, representations, warranties, and undertakings of any kind shall be construed so as to give effect to the intention of the parties that this Agreement constitutes a separate agreement between each Fund and the Administrator. The parties acknowledge and agree that the rights and obligations of each Fund hereunder, including as to any fees payable by the Fund to the Administrator or liabilities or other obligations of the Administrator to the Fund or of the Fund to the Administrator, shall be several and independent of one another and neither joint nor joint and several with respect to any other Fund. Notwithstanding anything to the contrary contained in this Agreement, each party acknowledges and agrees that the sole source of payment of the obligations of any Fund hereunder shall be the assets of such Fund, and that the Administrator shall have no right of recourse or offset against the revenues and assets of any other Fund.

[The remainder of this page has been intentionally left blank. The signature page follows.]

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative under seal as of the date first written above.

EACH FUND LISTED ON SCHEDULE A HERETO (with respect to each Fund, severally and neither jointly nor jointly and severally with any other Fund)

By:	/s/ Carm A. Taglione
Name:	Carm A. Taglione
Title:	President & Principal Executive Officer

WELLINGTON FUND SERVICES LLC

By:	/s/ Matthew J. Bowser
Name:	Matthew J. Bowser
Title:	Treasurer and Principal Financial Officer

Schedule A

Fund	Entity Type	Effective Date	Share Class	Annual Rate
Wellington Global Multi-Strategy Fund[1]	Delaware statutory trust	November 1, 2025	I	0.15%
			M	0.15%
			A	0.15%
WVB All Markets Fund[1]	Delaware statutory trust	[ ], 2026	I	0.04%
			M	0.04%
			A	0.04%
WVB Blackstone All Privates Fund[2]	Delaware statutory trust	[ ], 2026	I	0.04%
			M	0.04%
			A	0.04%

[1]	The Supervisory and Administrative Fee will be accrued daily pursuant to the annual fee rate set forth in the table above based on the value of the net assets of the Fund as of the close of business on each business day (including any assets in respect of shares that will be repurchased by such Fund as of the end of the period). The Supervisory and Administrative Fee is due and payable in arrears within ten business days after the end of the month (starting with the month investment operations commence with respect to the Fund).

[2]	The Supervisory and Administrative Fee will be accrued monthly pursuant to the annual fee rate set forth in the table above based on the value of the net assets of the Fund as of the close of business on the last business day of each month (including any assets in respect of shares that will be repurchased by such Fund as of the end of the period). The Supervisory and Administrative Fee is due and payable in arrears within ten business days after the end of the quarter (starting with the quarter investment operations commence with respect to the Fund).

Schedule B

Subsidiary Entity	Jurisdiction of Formation
Wellington Cayman Commodity Fund I (wholly-owned subsidiary of Wellington Global Multi-Strategy Fund)	Cayman Islands
WVB Implementation Fund LLC (wholly-owned subsidiary of WVB All Markets Fund)	State of Delaware, United States